Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President and Chief Financial Officer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. REPORTS SECOND-QUARTER RESULTS

Net Sales Up 4%

Gross Margin Up 20 Basis Points

Pricing Growth in All Aggregates Business Product Lines and Reportable Segments

Specialty Products Posts Record Net Sales

RALEIGH, North Carolina (July 30, 2013) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced its results for the second quarter and six months ended June 30, 2013.

Ward Nye, President and CEO of Martin Marietta Materials, stated: “We are pleased to report higher second-quarter net sales and gross margin compared with the prior-year quarter, which is particularly rewarding in light of excessive rainfall in most of our key markets.”

The Company reported a net sales increase of 4%, driven by pricing growth in all Aggregates business product lines and a new quarterly net sales record achieved by the Specialty Products business. Net earnings increased 12%, despite being constrained by the impact of wet weather, particularly in the midwestern and southeastern United States. For example, the state of Iowa had the wettest second quarter in over a century, and many Georgia markets had rainfall during the quarter equivalent to more than double the average levels, including Augusta, which reported its wettest month in weather history in June. While it’s difficult to isolate all of the quarter’s weather impact, the Company knows the effect was at least three-fold. First, with respect to potential lost sales, the Company estimates that the precipitation reduced shipment volumes between 1.5 million and 1.7 million tons, lowering net earnings by up to $0.11 per diluted share. Second, though more difficult to estimate than the sales component, throughput challenges created by wet weather significantly reduced operational productivity. Finally, lower production volumes led to an underabsorption of fixed costs.

“While weather conditions will always have an impact on our short-term results, we have demonstrated that over the long term, the focused execution of our strategic plan enables us to outperform our peers and deliver shareholder value. The second quarter results also show our ability to manage through weather-related disruptions, which did not prevent us from performing well. More importantly and for the longer term, we are well positioned to leverage a strengthening business environment for our products. To that end, we continue to see positive indicators of construction activity, including double-digit growth on a year-to-date basis in the private-sector construction market. Historically, increases in private-sector construction have led to growth in public-sector construction. We anticipate this trend will continue and remain well-positioned to serve these opportunities,” Nye said.

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

Notable Items (all comparisons, unless noted, are versus the prior-year second quarter)

•	Earnings per diluted share of $0.89 compared with $0.80 (prior-year quarter includes a $0.12 per diluted share charge for business development costs)

•	Consolidated net sales of $508.7 million compared with $491.2 million

•	Aggregates product line pricing up 1.7%; aggregates product line volume down 1.6%

•	Consolidated gross profit margin of 21.0%, up 20 basis points

•	Specialty Products record net sales of $56.6 million, generating earnings from operations of $18.7 million

•	Consolidated selling, general and administrative (“SG&A”) expenses of $37.8 million, up 20 basis points as a percentage of net sales

•	Consolidated earnings from operations of $69.4 million compared with $59.2 million (prior-year quarter includes $9.2 million of business development costs)

MANAGEMENT COMMENTARY (ALL COMPARISONS, UNLESS NOTED, ARE VERSUS THE PRIOR-YEAR SECOND QUARTER)

Nye continued, “During the quarter, pricing momentum in the aggregates product line continued with each of our reportable groups achieving increases. The West Group reported a 2.8% improvement, reflecting price increases implemented over the past year. The Mid-America and Southeast Groups reported average selling price increases of 1.9% and 0.4%, respectively, in the aggregates product line. Based on results through the first half of the year, we reaffirm our full-year pricing guidance of up 2% to 4% for the aggregates product line. Mid-year pricing increases that were recently implemented provide further support for continued pricing momentum. Our vertically integrated businesses also achieved pricing growth, with the ready mixed concrete and asphalt product lines reporting increases of 8.3% and 4.3%, respectively.

“Through the first half of the year, growth in construction activity has been concentrated in the private sector, which, on a year-to-date basis through May, reported a 12% increase in the value of construction put in place. Consistent with this trend, our private-sector markets reported volume growth over the prior-year quarter. The nonresidential market, which represented approximately 30% of second-quarter aggregates shipments, increased 7%. This growth was attributable to commercial construction, namely office and retail, and was partially offset by a decline in shipments to the energy sector due to a modest slowdown in shale oil field activity. The residential construction market continues to recover; housing starts are up more than 10% over the prior year and housing completions are up 20%. Shipments to the residential market increased 4% and accounted for 13% of second-quarter aggregates shipments, representing a more normalized and balanced percentage of our overall product sales. Our expectation is for further increases in residential volumes as the housing market continues to move toward a more sustainable equilibrium. Finally, the ChemRock/Rail end use market, approximately 10% of second-quarter aggregates shipments, increased 2%.

“The infrastructure market comprised the remaining 47% of second-quarter aggregates shipments. Lower government spending and wet weather contributed to an 8% decline in quarterly volumes to this end use market and a 1.6% overall shipment decline for the Aggregates business. However, given the ongoing recovery of the U.S. economy that is reflected by the current employment growth, we remain optimistic for increased future public-sector construction activity. Similar to the pattern experienced in Texas over the last few years, growth in the residential sector within our company’s geographic areas is expected to stimulate growth in the nonresidential and infrastructure markets that will be necessary to serve an expanding economy and increased population. We see early signs of this cycle developing in both Colorado and Georgia. We are also encouraged by states’ recent initiatives to address long-neglected infrastructure needs. For example, the South Carolina Department of Transportation recently increased its budget by $500 million for repairs of existing roads, and the Indiana Department of Transportation approved up to an additional $415 million annually for construction of new roads and expansion of major

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

highways. Additionally, Texas is expected to initiate work on several large highway projects in the second half of the year in connection with its increased state Department of Transportation budget. Texas is also one of the most proactive states in applications for funding under the Transportation Infrastructure Finance and Innovation Act, or TIFIA, a program with the ability to leverage up to $50 billion in financing for transportation projects of either national or regional significance. A number of TIFIA awards are currently expected to be announced later this year. Consistent with our previous viewpoint, given the timing of the initial awards, any meaningful impact of TIFIA is not expected prior to 2014.

“Our operations personnel continued their focus on cost control, as evidenced by a 20-basis-point expansion of our consolidated gross margin (excluding freight and delivery revenues), despite weather constraints that resulted in shipment and production reductions. The Mid-America Group, led by the performance of the Mid-Atlantic Division, which includes Virginia, North Carolina, and South Carolina, achieved a 150-basis-point improvement in gross margin (excluding freight and delivery revenues). The Mid-Atlantic Division leveraged a 10% increase in aggregates product line shipments into an incremental gross margin (excluding freight and delivery revenues) exceeding our publicly stated expectations.

“SG&A expenses were 7.4% of net sales, a 20-basis-point increase compared with the prior-year quarter. On an absolute basis, SG&A expenses increased $2.5 million, largely related to costs associated with our planned information systems upgrade.

“Specialty Products continued its strong performance and generated second-quarter net sales of $56.6 million, reflecting growth in both the dolomitic lime and chemicals product lines. Sales of dolomitic lime include the contribution from the Woodville kiln that became operational during the fourth quarter of 2012, partially offset by the impact of a 4% decrease in steel production compared with the prior-year quarter. Earnings from operations of $18.7 million were up 7% over the prior-year quarter, but were negatively affected by higher natural gas costs.

LIQUIDITY AND CAPITAL RESOURCES

“Cash provided by operating activities for the first six months of 2013 was $48.5 million compared with $27.7 million in 2012. The improvement is attributable to the absence of significant business development costs incurred 2012.

“At June 30, 2013, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 3.17 times, in compliance with our covenant. The current maximum ratio of 3.75 times steps back to 3.50 times at September 30, 2013.

“In April, we established a new one-year $150 million trade receivable securitization facility, which replaced a $100 million facility that expired by its terms. The new credit facility provides for borrowings based on our trade receivables balance. Borrowings bear interest at one-month LIBOR plus 60 basis points.

“Earlier this month, we completed an acquisition of three aggregates quarries in the greater Atlanta, Georgia area. This transaction adds over 800 million tons of permitted aggregates reserves, which enhances our long-term position in this market. The integration of these locations is complete, and we look forward to the contributions from these quarries and our new employees.

2013 OUTLOOK

“As noted above, we are encouraged by various positive trends in our business and markets – especially in private sector employment and construction. We anticipate volumes to the nonresidential end-use market to increase in the mid-single digits given that the Architecture Billings Index, or ABI, a leading economic indicator for nonresidential construction spending activity, remains at a strong level. Residential construction is experiencing a level of growth not seen since late 2005 with seasonally

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

adjusted starts ahead of any period since 2008. We believe this trend in housing starts will continue and our residential end-use market will experience double-digit volume growth. By contrast, the weather-related slowdown in aggregates shipments experienced in the first half of the year, coupled with a delay in large infrastructure projects moving through the public letting cycle, leads us to expect aggregates shipments to the infrastructure end-use market to be down in the mid-single digits for the full year. Our ChemRock/Rail end-use market is expected to be flat compared with 2012. Cumulatively, we anticipate aggregates product line shipments will increase 1% to 3%.

“We currently expect aggregates product line pricing will increase 2% to 4% for the full year. A variety of factors beyond our direct control may continue to exert pressure on our volumes, and our forecasted pricing increase is not expected to be uniform across the company.

“We expect our vertically integrated businesses to generate between $350 million and $375 million of net sales and $20 million to $22 million of gross profit.

“Aggregates product line direct production costs per ton should be flat with 2012. SG&A expenses, excluding costs in 2013 and 2012 related to the information systems upgrade, as a percentage of net sales are expected to decline slightly.

“Net sales for the Specialty Products segment are expected to be between $220 million and $230 million, generating $81 million to $85 million of gross profit. Steel utilization and natural gas prices are two key factors for this segment.

“Interest expense is expected to remain relatively flat. Our effective tax rate is expected to approximate 26%, excluding discrete events. Capital expenditures are forecast at $155 million.”

RISKS TO OUTLOOK

The 2013 outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to the Corporation’s performance will be the United States economy and its impact on construction activity. While both the Moving Ahead for Progress in the 21st Century Act, or MAP-21, and TIFIA credit assistance are excluded from the federal budget sequester and the U.S. debt ceiling limit, the ultimate resolution of these issues may have a significant impact on the economy and, consequently, construction activity. The Federal sequester that went into effect in March did not appear to have a significant impact on the broader economy in the first half of the year. While transportation investment is mostly exempt from spending cuts, the impact of sequester may become more apparent during the second half of the year. Other risks related to the Corporation’s future performance include, but are not limited to, both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction, a decline in energy-related drilling activity resulting from certain regulatory or economic factors, a slowdown in the residential construction recovery, or some combination thereof; and a reduction in ChemRock/Rail shipments resulting from declining coal traffic on the railroads. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina, a state that disproportionately affects the Corporation’s revenue and profitability, is among the states experiencing these fiscal pressures, although recent statistics indicate that transportation and tax revenues are increasing. The Specialty Products business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

The Corporation’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Specialty Products business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas.

Transportation in the Corporation’s long-haul network, particularly rail cars and locomotive power to move trains, affects our ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The availability of trucks and drivers to transport our product, particularly in markets experiencing increased demand due to energy sector activity, is also a risk. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its second-quarter 2013 earnings conference call later today (July 30, 2013). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 16650987.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a continued slowdown in energy-related drilling activity; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; reduction of the Corporation’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Corporation’s filings with the SEC. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$508.7	$491.2	$853.8	$841.7
Freight and delivery revenues	54.0	54.5	93.9	98.0

Total revenues	562.7	545.7	947.7	939.7

Cost of sales	401.9	389.1	734.4	715.8
Freight and delivery costs	54.0	54.5	93.9	98.0

Total cost of revenues	455.9	443.6	828.3	813.8

Gross profit	106.8	102.1	119.4	125.9

Selling, general and administrative expenses	37.8	35.3	75.5	68.3
Business development costs	0.3	9.2	0.6	35.1
Other operating (income) and expenses, net	(0.7)	(1.6)	(2.6)	(1.4)

Earnings from operations	69.4	59.2	45.9	23.9

Interest expense	13.6	13.3	27.1	26.7
Other nonoperating (income) and expenses, net	(0.5)	(0.1)	0.1	(1.9)

Earnings (loss) from continuing operations before taxes on income	56.3	46.0	18.7	(0.9)
Income tax expense (benefit)	15.0	8.5	6.6	(1.3)

Earnings from continuing operations	41.3	37.5	12.1	0.4

Gain (loss) on discontinued operations, net of related tax expense (benefit) of $0.1, $0.0, $0.1 and $(0.1), respectively	0.3	0.3	0.1	(0.3)

Consolidated net earnings	41.6	37.8	12.2	0.1
Less: Net earnings (loss) attributable to noncontrolling interests	0.3	1.0	(1.3)	0.1

Net earnings attributable to Martin Marietta Materials, Inc.	$41.3	$36.8	$13.5	$—

Net earnings (loss) per common share:
Basic from continuing operations attributable to common shareholders	$0.88	$0.79	$0.29	$0.01
Discontinued operations attributable to common shareholders	0.01	0.01	—	(0.01)

	$0.89	$0.80	$0.29	$—

Diluted from continuing operations attributable to common shareholders	$0.88	$0.79	$0.29	$0.01
Discontinued operations attributable to common shareholders	0.01	0.01	—	(0.01)

	$0.89	$0.80	$0.29	$—

Dividends per common share	$0.40	$0.40	$0.80	$0.80

Average number of common shares outstanding:
Basic	46.1	45.8	46.1	45.8

Diluted	46.3	45.9	46.2	45.8

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales:
Aggregates Business:
Mid-America Group	$186.4	$184.7	$292.6	$299.3
Southeast Group	55.3	58.8	106.6	114.0
West Group	210.4	197.2	342.8	326.2

Total Aggregates Business	452.1	440.7	742.0	739.5
Specialty Products	56.6	50.5	111.8	102.2

Total	$508.7	$491.2	$853.8	$841.7

Gross profit (loss):
Aggregates Business:
Mid-America Group	$59.6	$56.2	$59.5	$63.2
Southeast Group	(0.6)	(0.9)	(5.5)	(0.7)
West Group	26.2	26.5	26.2	25.9

Total Aggregates Business	85.2	81.8	80.2	88.4
Specialty Products	21.3	19.9	40.9	39.3
Corporate	0.3	0.4	(1.7)	(1.8)

Total	$106.8	$102.1	$119.4	$125.9

Selling, general and administrative expenses:
Aggregates Business:
Mid-America Group	$12.7	$13.8	$24.9	$27.0
Southeast Group	4.5	4.5	9.0	9.4
West Group	11.2	11.0	22.9	22.2

Total Aggregates Business	28.4	29.3	56.8	58.6
Specialty Products	2.5	2.2	5.0	4.7
Corporate	6.9	3.8	13.7	5.0

Total	$37.8	$35.3	$75.5	$68.3

Earnings (Loss) from operations:
Aggregates Business:
Mid-America Group	$47.0	$43.8	$35.9	$38.6
Southeast Group	(5.2)	(5.6)	(13.5)	(11.5)
West Group	16.9	17.4	5.6	5.0

Total Aggregates Business	58.7	55.6	28.0	32.1
Specialty Products	18.7	17.5	35.8	35.7
Corporate	(8.0)	(13.9)	(17.9)	(43.9)

Total	$69.4	$59.2	$45.9	$23.9

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales by product line:
Aggregates Business:
Aggregates	$357.2	$356.8	$605.0	$614.1
Asphalt	18.8	20.2	28.5	32.8
Ready Mixed Concrete	36.7	29.3	64.0	49.5
Road Paving	39.4	34.4	44.5	43.1

Total Aggregates Business	452.1	440.7	742.0	739.5
Specialty Products Business	56.6	50.5	111.8	102.2

Total	$508.7	$491.2	$853.8	$841.7

Gross profit (loss) by product line:
Aggregates Business:
Aggregates	$78.9	$76.9	$81.0	$88.3
Asphalt	4.9	3.4	2.4	2.7
Ready Mixed Concrete	1.6	0.7	1.3	(0.5)
Road Paving	(0.2)	0.8	(4.5)	(2.1)

Total Aggregates Business	85.2	81.8	80.2	88.4
Specialty Products Business	21.3	19.9	40.9	39.3
Corporate	0.3	0.4	(1.7)	(1.8)

Total	$106.8	$102.1	$119.4	$125.9

Depreciation	$40.3	$41.7	$81.1	$84.0
Depletion	1.3	1.3	2.3	1.9
Amortization	1.3	1.3	2.6	2.8

	$42.9	$44.3	$86.0	$88.7

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	June 30, 2013	December 31, 2012	June 30, 2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$43.7	$25.4	$41.4
Accounts receivable, net	287.5	224.1	275.4
Inventories, net	348.9	332.3	332.0
Other current assets	126.4	118.6	111.5
Property, plant and equipment, net	1,717.4	1,753.2	1,753.8
Intangible assets, net	665.0	666.6	671.1
Other noncurrent assets	42.2	40.7	41.3

Total assets	$3,231.1	$3,160.9	$3,226.5

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$6.2	$5.7	$7.2
Other current liabilities	186.3	167.6	191.9
Long-term debt (excluding current maturities)	1,087.2	1,042.2	1,137.1
Other noncurrent liabilities	510.7	495.1	473.5
Total equity	1,440.7	1,450.3	1,416.8

Total liabilities and equity	$3,231.1	$3,160.9	$3,226.5

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Six Months Ended June 30,
	2013	2012
Operating activities:
Consolidated net earnings	$12.2	$0.1
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	86.0	88.7
Stock-based compensation expense	4.0	4.6
Gains on divestitures and sales of assets	(0.4)	(0.8)
Deferred income taxes	9.3	6.8
Excess tax benefits from stock-based compensation	(2.3)	—
Other items, net	0.3	1.4
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(65.2)	(71.7)
Inventories, net	(15.8)	(9.4)
Accounts payable	16.4	21.0
Other assets and liabilities, net	4.0	(13.0)

Net cash provided by operating activities	48.5	27.7

Investing activities:
Additions to property, plant and equipment	(50.0)	(66.3)
Acquisitions, net	(3.2)	(0.1)
Proceeds from divestitures and sales of assets	1.8	4.0

Net cash used for investing activities	(51.4)	(62.4)

Financing activities:
Borrowings of long-term debt	295.5	171.0
Repayments of long-term debt	(250.2)	(87.1)
Change in bank overdraft	—	3.4
Dividends paid	(37.1)	(36.9)
Debt issue costs	(0.5)	(0.3)
Issuances of common stock	11.2	0.8
Excess tax benefits from stock-based compensation	2.3	—
Distributions to owners of noncontrolling interests	—	(0.8)

Net cash provided by financing activities	21.2	50.1

Net increase in cash and cash equivalents	18.3	15.4
Cash and cash equivalents, beginning of period	25.4	26.0

Cash and cash equivalents, end of period	$43.7	$41.4

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended June 30, 2013		Six Months Ended June 30, 2013
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mid-America Group	(1.2%)	1.9%	(4.8%)	2.5%
Southeast Group	(6.7%)	0.4%	(9.4%)	3.0%
West Group	(0.5%)	2.8%	(2.6%)	5.3%
Heritage Aggregates Operations	(1.6%)	1.8%	(4.6%)	3.2%
Aggregates Product Line (3)	(1.6%)	1.7%	(4.6%)	3.3%

	Three Months Ended June 30,		Six Months Ended June 30,
Shipments (tons in thousands)	2013	2012	2013	2012
Heritage Aggregates Product Line: (2)
Mid-America Group	16,573	16,774	25,215	26,474
Southeast Group	4,273	4,579	8,093	8,935
West Group	13,703	13,767	24,020	24,654

Heritage Aggregates Operations	34,549	35,120	57,328	60,063
Acquisitions	24	—	24	—
Divestitures (4)	1	10	2	33

Aggregates Product Line (3)	34,574	35,130	57,354	60,096

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.
(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.
(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Unit Shipments by Product Line (in thousands):

Aggregates tons - external customers	33,286	33,906	55,407	58,125
Internal aggregates tons used in other product lines	1,288	1,224	1,947	1,971

Total aggregates tons	34,574	35,130	57,354	60,096

Asphalt tons - external customers	382	468	608	791
Internal asphalt tons used in road paving business	461	399	496	486

Total asphalt tons	843	867	1,104	1,277

Ready Mixed Concrete - cubic yards	436	377	765	644

Average unit sales price by product line (including internal sales):

Aggregates	$10.48/ton	$10.31/ton	$10.67/ton	$10.34/ton

Asphalt	$42.55/ton	$40.80/ton	$42.51/ton	$40.58/ton

Ready Mixed Concrete	$82.29/cubic yard	$76.01/cubic yard	$82.04/cubic yard	$75.62/cubic yard

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”).

The following tables present the calculations of gross margin and operating margin for the three and six months ended June 30, 2013 and 2012, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gross profit	$106.8	$102.1	$119.4	$125.9

Total revenues	$562.7	$545.7	$947.7	$939.7

Gross margin	19.0%	18.7%	12.6%	13.4%

	Three Months Ended June 30,		Six Months Ended June 30,
Gross Margin Excluding Freight and Delivery Revenues	2013	2012	2013	2012

Gross profit	$106.8	$102.1	$119.4	$125.9

Total revenues	$562.7	$545.7	$947.7	$939.7
Less: Freight and delivery revenues	(54.0)	(54.5)	(93.9)	(98.0)

Net sales	$508.7	$491.2	$853.8	$841.7

Gross margin excluding freight and delivery revenues	21.0%	20.8%	14.0%	15.0%

Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Earnings from operations	$69.4	$59.2	$45.9	$23.9

Total revenues	$562.7	$545.7	$947.7	$939.7

Operating margin	12.3%	10.9%	4.8%	2.5%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Earnings from operations	$69.4	$59.2	$45.9	$23.9

Total revenues	$562.7	$545.7	$947.7	$939.7
Less: Freight and delivery revenues	(54.0)	(54.5)	(93.9)	(98.0)

Net sales	$508.7	$491.2	$853.8	$841.7

Operating margin excluding freight and delivery revenues	13.6%	12.1%	5.4%	2.8%

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com. EBITDA is as follows for the three and six months ended June 30, 2013 and 2012.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$112.5	$102.5	$132.3	$113.1

A Reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Earnings Attributable to Martin Marietta Materials, Inc.	$41.3	$36.8	$13.5	$—
Add back:
Interest Expense	13.6	13.3	27.1	26.7
Income Tax Expense for Controlling Interests	15.1	8.6	6.6	(1.4)
Depreciation, Depletion and Amortization Expense	42.5	43.8	85.1	87.8

EBITDA	$112.5	$102.5	$132.3	$113.1

-MORE-

MLM Announces Second-Quarter 2013 Results

July 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.75 times as of June 30, 2013, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at June 30, 2013. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period July 1, 2012 to June 30, 2013
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$97.9
Add back:
Interest expense	53.7
Income tax expense	24.7
Depreciation, depletion and amortization expense	170.0
Stock-based compensation expense	7.2
Deduct:
Interest income	(0.3)

Consolidated EBITDA, as defined	$353.2

Consolidated Debt, including debt guaranteed by the Corporation, at June 30, 2013	$1,117.8
Less: Unrestricted cash and cash equivalents in excess of $50 at June 30, 2013	—

Consolidated Net Debt, as defined, at June 30, 2013	$1,117.8

Consolidated Debt-to-Consolidated EBITDA, as defined, at June 30, 2013 for the trailing twelve-month EBITDA	3.17 times

-END-